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                                                                   EXHIBIT 99.1
                   Calypte Biomedical Enters Into Agreement to
                 Acquire Assets of Cambridge Biotech Corporation

Berkeley, Calif. - November 24, 1998 -- Calypte Biomedical Corporation (NASDAQ:
CALY) today announced that it has entered into an agreement to acquire the assets relating to the Western blot product line for certain infectious diseases. The acquisition includes the urine-based and serum-based HIV-1 Western blot products, as well as a confirmatory test for Lyme Disease and Human T-Lymphotropic Virus (HTLV). Under the terms of the agreement, Calypte will acquire the assets from Cambridge Biotech Corporation, a wholly-owned subsidiary of bioMerieux, Inc., for $500,000 in cash, 400,000 shares of Calypte common stock, warrants to acquire 600,000 shares of Calypte common stock at prices ranging from $8.00 to $12.00 per share, and a royalty based upon product sales. Calypte will assume full managerial control upon FDA's approval of the transfer of the product licenses to Calypte.

"We are extremely pleased with this acquisition, as the addition of the confirmatory test to our product line gives us full control over all aspects of the urine HIV-1 testing system. In addition, we are obtaining what most people in the industry believe to be the premier serum HIV-1 Western blot confirmatory test in the marketplace today," stated William Boeger, Chairman and CEO of Calypte Biomedical.

"We are very pleased that we were able to conclude the sale of the assets of Cambridge Biotech to Calypte," stated Al Luderer, Ph.D., Executive Vice President of Cambridge Biotech Corporation. "We are impressed with the future potential of Calypte in the HIV market and for this reason we are glad to become a significant shareholder in Calypte. We believe there is a large worldwide potential for the new Calypte urine HIV-1 test system."

The Calypte urine screening test was licensed by the FDA in 1996. The companion urine Western blot, produced by Cambridge Biotech, received FDA licensure in June of this year.

Statements in this press release that are not historical facts are forward-looking statements. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including Calypte's ability to satisfy conditions to closing the transaction. Certain factors which may impact Calypte's success are more fully discussed in Calypte's most recent quarterly report on Form 10-Q.